Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Penn National Gaming, Inc. and subsidiaries

Wyomissing, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-98640, 333-61684, 333-108173 and 333-125928) of Penn National Gaming, Inc. and subsidiaries of our reports dated March 7, 2006, relating to the consolidated financial statements, and the effectiveness of Penn National Gaming, Inc. and subsidiaries’ internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Philadelphia, Pennsylvania

March 15, 2006